Exhibit 99.2

First Quarter 2015 Earnings
April 23, 2015

Annual Shareholder Meeting May 5, 2015 at 5 p.m. Comfort Inn Conference Center in Mt. Pleasant
Dear Shareholder,
I am pleased to report we had a successful first quarter. Our net income for the period ended March 31, 2015 was $3.67 million with earnings per common share of $0.47. As of March 31, 2015, total assets grew by 1.42% to $1.57 billion and our assets under management grew to $2.26 billion - which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $685.25 million. During the quarter, we paid a $0.23 per common share cash dividend which represented a 4.55% increase over first quarter 2014. Based on our average stock price of $22.77 for the month of March 2015, the annualized cash dividend yield was 4.04%.
Our strong earnings for the first quarter of 2015 benefited significantly from the reversal of provision for loan losses. Net loan recoveries during the first quarter of 2015 were $226,000 compared to net loans charged-off of $158,000 in the first quarter of 2014. We also continue to experience improvements in total loans past due and loans classified as less than satisfactory. These factors, including a decline in total loans, allowed us to reduce the level of the allowance for loan losses in both amount and as a percentage of gross loans resulting in a reversal of provision for loan losses of $726,000 for the three month period ended March 31, 2015.

We continue to experience challenges with growing our loan portfolio in a market with intense commercial loan competition and soft residential real estate demand. Our total loan portfolio declined in the first quarter by $18.11 million, $11.07 million of which was commercial and agricultural loans. Some of this decline is related to typical seasonal activity by our borrowers. Additionally, our residential real estate and consumer loan portfolios declined by $7.04 million during the quarter. To ensure we are positioned to attract our share of qualified loan opportunities, we recently added new loan products in our residential real estate portfolio and are actively pursuing opportunities to improve our visibility within the indirect loan market.
We recently implemented new electronic deposit services to effectively compete in the market, attract new customers, and provide convenience to our existing customers. Initiatives in both loans and deposits are designed to attract new customers and retain current customers to improve earnings. We are committed to increasing earnings and dedicated to providing long term sustainable growth to enable us to enhance shareholder value.

(continued on reverse side)

ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

Continued

As interest rates remain low and are expected to increase only slightly in 2015, net interest income will increase only through growth in loans, investments, and other income earning assets. In response to the decline in loans, we grew our available-for-sale investment securities portfolio by $37.67 million during the first quarter of 2015 to increase interest income. While our net yield on interest earning assets of 3.37% remains historically low, it has stabilized.
On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. We hope to see you at our annual shareholder meeting on May 5, 2015 at 5:00 p.m. at the Comfort Inn Conference Center in Mt. Pleasant. If you have not already voted your shares, I would encourage you to do so. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.